Exhibit 5.1

[Goodwin Procter LLP Letterhead]

March 16, 2017

DCT Industrial Trust Inc.

DCT Industrial Operating Partnership LP

555 17th Street, Suite 3700

Denver, Colorado 80202

Ladies and Gentlemen:

Reference is made to our opinion letter dated March 13, 2017 and included as Exhibit 5.1 to the Registration Statement on Form S-3 (File Nos. 333-206859 and 333-206859-01) (as amended by Post-Effective Amendment No. 1, the “Registration Statement”) filed on March 13, 2017 by DCT Industrial Trust Inc., a Maryland corporation (the “Company”) and DCT Industrial Operating Partnership LP, a Delaware limited partnership (the “Operating Partnership”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement became effective upon filing on March 13, 2017. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on March 15, 2017, by the Operating Partnership and the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Operating Partnership of $50,000,000 aggregate principal amount of its 4.500% Senior Notes due 2023 (the “Notes”) and the Guarantee thereof by the Company (the “Note Guarantee”). We understand that the Notes and the Note Guarantee are to be offered and sold in the manner described in the Prospectus Supplement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

We refer to the Indenture, dated as of October 9, 2013, between the Operating Partnership, the Company, U.S. Bank National Association, as trustee (the “Trustee”) and the other parties thereto, as supplemented by the First Supplemental Indenture, dated March 16, 2017 (the “Supplemental Indenture”), between the Operating Partnership, the Company and the Trustee, as the “Indenture.”

The opinions set forth below are limited to the Maryland General Corporation Law, the law of New York and the Delaware Revised Uniform Limited Partnership Act.

Based on the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that, upon the execution, authentication and issuance of the Notes in accordance with the terms of the Indenture, (i) the Notes will be valid and binding obligations of the Operating Partnership, enforceable against the Operating Partnership in accordance with their terms and (ii) the Note Guarantee will be a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

The opinions expressed above are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity. In addition, we express no opinion on any provision of the Indenture or the Notes relating to waivers (including, without limitation, the waiver by any party of any right to trial by jury) to the extent such waivers may be held unenforceable, or as to the validity, binding effect and enforceability of provisions in the Indenture or the Notes relating to the choice of forum for resolving disputes.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated March 16, 2017, which is incorporated by reference into the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement and Prospectus Supplement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ GOODWIN PROCTER LLP

GOODWIN PROCTER LLP